UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009

AMH HOLDINGS, LLC
(Exact name of registrant as specified in its charter)

Delaware	333-115543	16-1693178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Road Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 929-1811

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2009, Associated Materials, LLC (the “Company”), which is an indirect subsidiary of AMH Holdings, LLC, appointed Stephen E. Graham, age 51, to serve as its Vice President — Chief Financial Officer, Treasurer and Secretary, effective June 22, 2009. Mr. Graham will also hold this office for Associated Materials Holdings, LLC, the Company’s direct parent company, and for AMH Holdings, LLC and AMH Holdings II, Inc., (“AMH II”) the Company’s indirect parent companies. Mr. Graham will replace Cynthia Sobe, who resigned on June 2, 2009 as the Company’s Vice President — Chief Financial Officer, Treasurer and Secretary for personal reasons. Mr. Graham has 30 years of accounting and finance experience, including 15 years serving in a Chief Financial Officer capacity. Most recently, Mr. Graham was the Chief Financial Officer of Wastequip, Inc. an international waste equipment manufacturer and Shiloh Industries, Inc. a publicly traded automotive components manufacturer.

Ms. Sobe will continue to serve as Vice President — Chief Financial Officer, Treasurer and Secretary until Mr. Graham takes office, and will remain with the Company through July 1, 2009 to ensure a smooth transition of her responsibilities.

With respect to the terms of Mr. Graham’s employment, Mr. Graham’s employment agreement provides for an annual base salary of $300,000, subject to annual review, eligibility to earn an annual incentive bonus up to 100% of the base salary contingent upon the achievement of defined EBITDA hurdles with respect to each calendar year, and allows for the participation in stock option plans established by AMH II. Upon taking office on June 22nd, Mr. Graham will be granted, pursuant to the 2004 Stock Option Plan of AMH II (the “2004 Plan”), options to purchase 20,506 shares of AMH II’s common stock at an exercise price of $1.00 per share. Approximately 35% of the options vest ratably over a five year period, subject to such options vesting immediately upon a change of control, as defined in the 2004 Plan, and the remainder of the options become exercisable if a liquidity event, as defined in the option agreement, occurs and certain specified returns on investment are realized in connection with the liquidity event; provided that if a liquidity event is consummated on or before January 1, 2010, all options will immediately vest without regard to realized investment returns. A liquidity event is generally defined as an initial public offering yielding at least $150.0 million of net proceeds or a sale to an unaffiliated third person of over 50% of the stock or assets of the Company. The number of shares underlying the options is subject to adjustment in the event Investcorp S.A., a holder of 50% of the voting capital stock of AMH II, converts certain preferred stock of AMH II into common stock, with the adjusted number of shares dependent on the fair market value of AMH II common stock at the time of such conversion.

Mr. Graham’s employment agreement provides that if Mr. Graham’s employment is involuntarily terminated by the Company without cause following the initial twelve months of employment, Mr. Graham will be entitled to the following severance compensation: (1) severance equal to the base salary immediately prior to the date of termination of employment for twelve months, (2) continued medical and dental benefits consistent with the terms in effect for active employees of the Company over the severance period, subject to reduction to the extent comparable benefits are actually received from another employer during this period, and (3) a pro rata portion of any annual incentive bonus payable for the year of termination. The employment agreement also provides that if Mr. Graham’s employment is involuntarily terminated by the Company without cause or if Mr. Graham elects to resign upon the occurrence of certain specified events, in each case, within two years following a change in control, Mr. Graham will be entitled to the following severance compensation and benefits: (1) two times the base salary, (2) two times the annual incentive pay (equal to the highest amount of incentive pay earned in any year during the preceding three years), (3) if the termination occurs after June 30 in any year, a prorated portion of the annual incentive pay for that calendar year, (4) for a period of 24 months, medical and dental insurance benefits consistent with the terms in effect for active employees of the Company during this period, subject to reduction to the extent comparable benefits are actually received by from another employer during this period, and (5) the cost of employee outplacement services equal to $30,000. The employment agreements include non-competition, non-solicitation, confidentiality and other restrictive covenants.

The foregoing description of the terms of Mr. Graham’s employment is qualified in its entirety by reference to Mr. Graham’s employment agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated into this Item 5.02 by reference, and to the 2004 Plan, a copy of which was included as Exhibit 10.11 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on December 23, 2004.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
10.1	Employment Agreement, dated as of June 3, 2009, by and between Associated Materials, LLC and Stephen E. Graham.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMH HOLDINGS, LLC

DATE: June 9, 2009

/s/ Thomas N. Chieffe
Thomas N. Chieffe
President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description of Document
10.1	Employment Agreement, dated as of June 3, 2009, by and between Associated Materials, LLC and Stephen E. Graham.